Exhibit 99.1

                                     FOR IMMEDIATE RELEASE

MEDIA CONTACT:
Marti Charpentier	Bill Bartkowski
Vice President, Finance	Managing Director
Analysts International	BlueFire Partners
Phone: (952) 839-5900	Phone: (612) 344-1012
mcharpentier@analysts.com	bartkowski@bluefirepartners.com

Analysts International Closes Credit Facility with GE Capital

Asset-based Revolving Line Will Provide Greater Flexibility and Lower Interest Costs

MINNEAPOLIS—April 17, 2002—Analysts International (Nasdaq: ANLY), a diversified information technology services company, announced today that it has closed a credit facility with GE Capital.  The facility is a three-year, $55.0 million, asset and receivable backed revolving line of credit and carries interest at LIBOR plus 3.00% or the Prime rate plus .75%.

Michael J. LaVelle, President and Chief Operating Officer of the Company, stated, “We are delighted to close this transaction and look forward to a great working relationship with GE Capital.  The credit facility will provide us greater flexibility in managing our business and funding growth initiatives and, in the current interest rate environment, reduce our borrowing costs.”

About Analysts International

Headquartered in Minneapolis, Analysts International is a diversified IT services company.  In business for more than 35 years, the company has sales and customer support offices in the United States and Canada. Lines of business include the Sequoia Services Group, which provides business solutions and network infrastructure services; Managed Services Group, which provides a comprehensive range of outsourced business functions; and IT Supplemental Resources, which provides high demand resources for supporting a client’s IT staffing needs. In 2001 ComputerWorld named Analysts International one of the best 100 places for IT professionals to work and Microsoft Corporation named the Company its worldwide winner of the top IT Infrastructure Solution. For more information, visit the company Web site at http://www.analysts.com.

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Statements contained herein, which are not historical facts, are forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company’s actual results may vary materially from those projected due to certain risks and uncertainties such as volume of business activity, client cancellation, the company’s ability to control and improve profit margins, the availability of qualified technical personnel, compliance with the terms and conditions of the credit agreement and other similar factors. For more information refer to discussions of certain of these risks and uncertainties in the company’s Annual Reports, 10-Ks, 10-Qs, other Securities and Exchange Commission filings and investor relations materials.